Registration Nos. 333-113180, 333-105072, and 333-27469
                                 Filed pursuant to Rule 424(b)(3)

                   [TEMPLE-INLAND INC. LOGO]

                          COMMON STOCK
                   (Par Value $1.00 Per Share)
                     ______________________

                  STICKER TO REOFFER PROSPECTUS
            TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN
          TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN
          TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN

     This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.

     Mr. J. Patrick Maley III owns 5,000 shares of Common Stock that were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 2001 Stock Incentive Plan.
Mr. Maley is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Maley is a Group Vice President of the Company and is currently the beneficial owner of 10,038 shares of Common Stock. After completion of the offering, Mr. Maley will own 5,038 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

     Mr. Bart J. Doney owns 7,500 shares of Common Stock, 5,000 of which were acquired pursuant to the exercise of option granted pursuant to the Temple-Inland Inc. 1997 Stock Option Plan and 2,500 of which were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 2001 Stock Incentive Plan. Mr. Doney is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Doney is a Group Vice President of the Company and is currently the beneficial owner of 54,477 shares of Common Stock, including 34,850 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Doney will own 46,977 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

     Mr. David W. Turpin owns 7,500 shares of Common Stock that were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 2001 Stock Incentive Plan.
Mr. Turpin is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Turpin is the Treasurer of the Company and is currently the beneficial owner of 36,952 shares of Common Stock, including 23,125 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Turpin will own 29,452 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

     This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

            The date of this sticker is May 3, 2004.